Exhibit 10.2

SUPPLIER ADDENDUM TO
CONTRACT FOR SALE AND PURCHASE
OF COMMODITIES

Supplier Addendum #: WVH-SA-XXXX

Date:

THIS SUPPLIER ADDENDUM TO CONTRACT FOR THE SALE AND PURCHASE OF COMMODITIES (the “Addendum”) among WorldVest, Inc. dba WorldVest Hurricane Resources (the “Seller”) and Tianjin Metallurgical No.1 Iron & Steel Group (the “Buyer”) Original Contract #: WVH-1007, dated July 1, 2010, outlines the details of an commodity sourced by the Seller for consideration of purchase by the Buyer:

Clause 1. Commodity

Name of Commodity:	Iron Ore Fines
Country of Origin:
Packing:
Port of Loading:
Port of Destination:	Main Ports, China

Clause 2. Period and Quantity

Quantity:
Period:
Schedule:

Clause 3. Specifications

Iron Ore Fines

A.	Chemical Composition (on dry basis, percentage by weight)
(Guaranteed)
Fe:	XX.x% min
Mn	X.xx% Max
SiO2	X.xx% Max
MnO2	X.xx% Max
Al2O3:	X.xx% Max
Ti	X.xx% Max
P:	X.xx% Max
S:	X.xx% Max

B.	Moisture Content (Free moisture loss at 105 degrees centigrade)
(Guaranteed)
Free Moisture % @ 105°c:	X.xx% max

C.	Physical Specification (Iron Ore Fines)
(Guaranteed)
0.05mm TO 1.00mm:	XX.x % min

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116

Clause 4.  Price, Payment Terms and Documents

A.	Contract Price:

Contract Price to be determined by CIF Market Price Addendum which will be attached as an Exhibit to this Supplier Addendum adjusted monthly for each Letter of Credit issued with this agreement pursuant to original contract.

B.	Contract Price Adjustment
The base price referred in Clause 4 shall be adjusted in accordance with Fe content as finally determined pursuant to the provisions of Clause 12 as follows:

(i)	The base price shall be increased by US$________ for each 1% Fe per DMT in case of Fe above XX.x%, fractions pro-rata.

(ii)	The base price shall be decreased by US$_______ for each 1% Fe per DMT in case of Fe below XX.x% up to XX.x%, fractions pro-rata.

(iii)	The Buyer has the right to reject the cargo if Fe content is or below XX.x%.

For other elements, if the shipment does not meet any of the chemical specification other than Fe provided in Clause 3 as finally determined in accordance with the provisions of the Clause 7, the base price shall be decreased as follows fraction pro rata.

(i)	For excess Phosphorus.
At the rate of _______ US Cents per dry metric tonne for each 0.01% in excess of X.xx%

(ii)	For excess Sulphur.
At the rate of _______ US Cents per dry metric tonne for each 0.01% in excess of X.xx%

(iii)	For excess Silica.
At the rate of _______ US Cents per dry metric tonne for each 1.00% in excess of X.xx%

(iv)	For excess Alumina.
At the rate of _______ US Cents per DMT for each 1.00% in excess of X.xx%

(v)	For excess Mn.
At the rate of _______ US Cents per dry metric tonne for each 0.01% in excess of X.xx%

(vi)	For excess Ti.
At the rate of _______ US Cents per dry metric tonne for each 0.01% in excess of X.xx%

In the event that the quantity of Iron Ore between 0.05mm and 3.00mm in size is below the guaranteed XX.x% on natural wet basis as provided in Clause 3, as determined in accordance with the provisions of Clause 7, a penalty at a rate of ______ USD per MT shall be applied to the quantities below XX.x% on natural wet basis, fraction pro-rata.

C.	Payment

After signing this contract, Seller will allow Buyer, at their option, to complete a physical onsite inspection of the mine site and the port of loading with a direct representative of the Buyer’s final Chinese end user.  At most ten (10) days after this mine inspection or Buyer’s written waver of this right, Buyer shall open an Irrevocable, Drawable, Transferable, Divisible Documentary Sight Letter of Credit (hereinafter called as the "L/C") payable at sight in favor of Seller from a top 50 international bank to cover 100% of the amount of purchase value of the shipment.  Buyer shall open L/C with a special condition stating "plus/minus 10% of quantity and amount of L/C will be allowed" and all banking charges outside issuing bank shall be to the account of Seller.   The L/C shall be sent to the Seller for review and confirmation prior to opening.

The payment for the CIF value of each shipment shall be accomplished in two (2) stages, namely as "Provisional Payment" and "Final Payment".

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116

(i)	Provisional Payment

Seller's provisional invoice shall be made on the basis of the following:

a.
The said L/C shall be available against Seller’s draft at sight for provisional payment for the amount of the ninety percent (XX.x%) of the CIF value of each respective shipment accompanied by the certificates as stipulated in Clause 6.

b.
The Certificate of Weight issued by SGS or other mutually agreed upon company at the loading port as per Clause 6 together with the Certificate of Analysis of sample and of the percentage of free moisture loss at 105 degree centigrade issued by SGS or other mutually agreed upon company at loading port as per Clause 7, shall be the basis for Seller’s provisional invoice.

(ii)	Final Payment

The balance amount as per Seller's final invoice due to Seller after provisional payment shall be payable against Seller’s sight draft under the said L/C accompanied by the negotiating documents provided as per Clause 7.  In the event that Seller's final invoice amount is not in excess of the provisional payment amount in Clause 6A, Buyer shall send a debit note to Seller in respect of any overpayment together with CIQ certificate and/or umpire analysis certificate and Buyer's fax confirming Seller's final invoice calculations based on the above-mentioned certificate. In this case Seller shall make the final payment within seven (7) days after Buyer’s confirming but within the validity of the L/C.

D.	Documents

For 95% Provisional Invoice, the Seller must provide the Buyer with original and copies of the following documents within 5 (five) working days after each shipment.

(i)	Complete set of “Clean on Board” shipped Bill of Lading made out “To order”, Blank endorsed marked “FREIGHT PREPAID” notifying to order.

(ii)	Three (3) Original and three (3) copies of Beneficiary’s Signed Commercial Invoice for XX.x% shipment value indicating the contract no., LC no., B/L no., and vessel name

(iii)
Certificate of Quality of contracted goods in one original and three copies each issued by loading port SGS Chile or other mutually accepted company to show actual result of the test of chemical composition, moisture, physical properties and all other tests called for in this contract.

(iv)	Certificate of Weight issued by loading port SGS Chile or other mutually accepted company in one original and three copies certifying the actual surveyed weight of cargo shipped at loading port.

(v)
Certificate of origin in one original and three copies, issued or endorsed by any Chile Chamber of Commerce, stating that the goods shipped are of Chile origin, loaded quantity, commodity, carrying vessel, seller’s name and address.

(vi)	Insurance Certificate/ Policy covering 100% of shipment value

(vii)
Seller’s certified copy of telex/fax/electronic sent to Buyer within 3 (three) working days after shipment date advising shipment details including the contract number, name of vessel, name of commodity  gross weight, loading and sailing date, and Bill of Lading No. and date.

For 5% Final Invoice the Seller must provide the Buyer with original and copies of the following documents.

(i.)	5% Final Invoice in one original and two copies based on the certificate of quality and certificate of weight issued by CIQ China at the discharge.

(ii.)	One fax copy of Certificate of quality issued by CIQ China at the discharge port.

(iii.)	One fax copy of Certificate of weight issued by CIQ China at the discharge port.

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116

Clause 5.  Shipping Terms

A.	Notification and Arrival

The Seller will arrange a suitable seaworthy vessel with the age not more than 25 years.  Vessels above 20 years will be accepted with the mutual consent of Seller and Buyer. Vessel nominated is subject to Seller’s approval.  Seller shall provide the Charter Party to buyer by fax/e-mail before the vessel arrived at the loading port. The seller is responsible for fulfilling the loading condition at the Load Port and Buyer is responsible for fulfilling the discharge condition as stated in Clause 5(B) below, at the discharge port.

Seller shall arrange for the master of the vessel to give Buyer Four (4) notices of the ETA of the vessel at the discharging port; the first notice to be given at least seven (7) days and the second notice to be given five (5) days prior to the ETA of the vessel. The third and the fourth notices to be given forty eight (48) hours and twenty four (24) hours respectively prior to the vessel's ETA.

B.	Discharging Terms

(i.)	Discharge Rate: Cargo shall be discharged at a minimum rate of _________ MT per day, SHINC.

(ii.)	Demurrage Discharge Port: US$_________ per WWD pro-rata. No dispatch is applicable for this contract.

(iii.)
Shifting:  Shifting at Sellers’s and the Port Authority request after vessel is berthed due to vessel’s size or for any reason shall not count as lay-time and the cost of such shifting shall be for Seller’s account. Shifting at Buyer’s or the Port Authority request after vessel is berthed shall count as lay-time and the cost of such shifting shall be for Buyer’s account. Shifting from anchorage to berth shall not count as lay-time.

(iv.)	Lay-Time: Lay-time for discharge will not commence until after 24 hours from the time NOR is duly tendered.

(v.)
Absence of Original Bills of Lading:  In the cases of absence of original bills of Lading at Discharging Port, Seller/master confirms to discharge the cargo against buyers single letter of Indemnity without any bank guarantee or endorsement, and Cargo to be released against original Bill of Ladings.

(vi.)	Shipping Agent: Shipping agent at discharging port shall be appointed by buyer.

C.	Advice of Shipment

Seller shall, after completion of loading at the loading port, advise Buyer within three (3) working days after the date of B/L by fax of the contract number, name of commodity, B/L date, B/L number and B/L weight at the loading port.

D.	Title and Risk

The title with respect to each shipment shall pass from Seller to Buyer when Seller receives reimbursement of the proceeds from the opening bank through the negotiating bank against the relative shipping documents as set forth in Clause 4(D) after completion of loading on board the vessel at the loading port, with effect retrospective to the time of delivery of ore.  All risk of loss, damage or destruction respecting the ore delivered shall pass to Buyer at the time of discharge of the ore from the loading devices into the vessel.

E.	Insurance

The cost of insurance for Iron Ore shall be covered by Seller from the time that Iron Ore is loaded on vessel at the loading port insured and a copy of said certificate will be provided prior to vessel sailing.  Furthermore, Seller shall be named as an additional insured.

F.	Loss of Cargo

In the event of any partial or total loss of the cargo after the same has been loaded aboard vessel, Buyer shall pay to Seller an amount equal to the value of Iron Ore calculated on the basis of shipped weight and analysis, size and moisture content at the loading port as set forth in Clause 6 and 7

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116

Clause 6. Weighing

At the loading port, Seller shall at their expense appoint SGS or other mutually agreed upon Marine Surveyor to determine the weight of Iron Ore by draft survey. The weight of Iron Ore ascertained and certified by the SGS or other mutually agreed upon Marine Surveyor shall be the basis of Seller’s provisional invoice. Buyer may, at Buyer's expenses, have its representative be present during the draft survey at the loading port.

Buyer shall, at Buyer's option and expense, appoint CIQ for weighing at the port of destination. The weight of shipment at the discharge port is to be ascertained by draft survey.  The weight thus determined by CIQ shall be final as to wet quantity of the shipment. Seller may, at Seller's expenses, have its representative be present at the time of draft survey and weight determination at the port of destination.

If no draft survey is performed at the discharging port, Seller’s certificate of weight at the loading port shall be regarded as the final wet weight. The dry quantity shall be determined by deducting the free moisture as finally determined in Clause 7 from such wet quantity.

Clause 7. Sampling and Analysis

A.
At the loading port, Seller shall at their expenses, appoint SGS or other mutually agreed upon Marine Surveyor to determine the specification of Iron Ore contained in the shipment and shall provide a certificate showing details of the determination as to the specifications of Iron Ore stipulated in Clause 3 and also the percentage of free moisture loss at 105 degrees centigrade. Buyer may, at Buyer's expenses, have its representatives be present at the time of such determination.

At the port of destination, at the Buyer’s option and expense, CIQ shall be appointed for sampling and analysis. CIQ shall take sample from the shipment and divide it into three parts; one for Buyer, the second for Seller and the third for possible umpire analysis which shall be sealed and kept by CIQ. Seller may, at Seller's expenses, have its representatives be present at the time of sampling and analysis at the port of destination.

Buyer shall forward to Seller, within sixty (60) days after completion of discharge of Iron Ore at the port of destination, a certificate issued by CIQ showing the percentage of chemical contents, the percentage of free moisture loss at 105 degrees centigrade and the relevant screen analysis by airmail. The analysis conducted by CIQ at the port of destination shall be final except as otherwise provided for in paragraph B below.

B.
If the difference in percentage of Fe content between Buyer’s and Seller‘s analysis made under paragraph A of this clause is more than 0.5%, if there exists a significant difference between the two said analysis in respect of any one or more chemical contents other than Fe, or if there exists a significant difference between Buyer’s and Seller’s physical analysis, Seller shall consult with Buyer to reconcile such differences.  If after consultation between Seller and Buyer the difference cannot be reconciled then at the request of Seller the sample for umpire shall be analyzed by an Umpire agreed between Buyer and Seller, and the certificate of analysis issued by such umpire shall be final for Fe or relevant chemical content.

C.
The cost of any analysis performed by CIQ, SGS or other mutually agreed upon Marine Surveyor at the discharge ports shall be paid by Buyer.  The umpire analysis shall be for the account of the party whose own analysis differs farther from the umpire analysis, and if the result of such umpire analysis is the mean of the analysis of Buyer and Seller then such cost shall be equally borne by both parties.

D.	If no determination of analysis is exercised at the port of destination, the certificate(s) at the loading port issued by Seller shall be conclusive as to analysis of Iron Ore.

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116

Clause 8.  Additional Conditions

A.	Supplier Contract Condition

This Addendum is conditional upon the Seller’s ability to enter into a final contract with supplier to purchase the said commodities under agreed terms outlined herein.

B.	Acceptable Shipping

This Addendum is conditional upon the Buyer’s ability to secure shipping from the port of loading to the port of destination under acceptable terms and with a maximum cost of $XX.xx/DMT.

Clause 9. Commodity Analysis Documentation

To be attached at Exhibit A to this Supplier Addendum prior to the issuance of the Letter of Credit.

IN WITNESS WHEROF, THE PARTIES HAVE DULY EXECUTED AND DELIVERED THIS ADDENDUM AS OF THE DATE FIRST WRITTEN ABOVE AND THE BELOW ELECTRONIC SIGNATURES ARE TO BE CONSIDERED ORGINAL AND LEGALLY BINDING.

SELLER WORLDVEST, INC. DBA WORLDVEST HURRICANE RESOURCES Mr. Garrett K. Krause, Managing Director Date: July 1, 2010	BUYER TIANJUIN METALLURGICAL NO.1 IRON & STEEL GROUP Mr. Zhi Ying, General Manager Date: July 1, 2010

295 Madison Ave, 12th Floor, New York, NY 10017 ◆ P (310) 277-1513 ◆ F (310) 919-3116